MESTEK, INC.
                              260 North Elm Street
                              Westfield, MA 01085

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 24, 1995

To The Shareholders of Mestek, Inc:

         Please take notice that the Annual Meeting of the Shareholders of Mestek, Inc. (the "Company") will be held at the Reed Institute, located at 152 Notre Dame Street, Westfield, Massachusetts ( adjacent to the Company's corporate headquarters at 260 North Elm Street), on Wednesday, May 24, 1995 at 11:00 a.m. local time, for the following purposes:

                  1. To elect a Board of nine (9) Directors for one-year terms, each to hold office until his or her successor is elected and qualified or he or she shall resign or be removed.

                  2. To amend the Articles of Incorporation of the Company to authorize the issuance of up to 10,000,000 shares of no par value Preferred Stock in such amounts, in one or more classes or series, and with such designations, preferences, limitations and special or relative rights for each class or series as the Board of Directors shall determine.

                  3. To approve the appointment by the Board of Directors of GrantThornton, as independent accountants to audit the books of the Company for the year ending December 31, 1995.

                  4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         Pursuant to the By-Laws of the Company, the Board of Directors has, by resolution, fixed the close of business on April 12, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Enclosed is your copy of the Proxy Statement and the Annual Report of the Company, including the financial statements for the year ended December 31, 1994 which has been mailed to all shareholders. Please refer to it for information concerning the affairs of the Company. The Annual Report does not constitute proxy soliciting material.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors
                                              Mestek, Inc.


                                              R. BRUCE DEWEY, Secretary
Westfield, Massachusetts
April 20, 1995






                                  MESTEK, INC.

                                GENERAL OFFICES
                              260 North Elm Street
                         Westfield, Massachusetts 01085

                                 April 20, 1995


                                PROXY STATEMENT
                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  May 24, 1995
                                   Wednesday


                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Mestek, Inc., hereinafter referred to as "Mestek" or the "Company". The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons.

         If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a new proxy to the Secretary of the Company at or before the Annual Meeting, (2) voting in person at the Annual Meeting or (3) giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting.

                                 VOTING RIGHTS

         The shareholders entitled to vote at the Annual Meeting will be those whose names appeared on the records of the Company as holders of its common stock at the close of business on April 12, 1995, the record date. As of such date, there were issued and outstanding 9,610,135 shares of Common Stock of the Company, 9,021,368 of which are entitled to vote. The Company is not entitled to vote the 588,767 shares of Common Stock held in the treasury.

         Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting, except that, with respect to the election of directors, cumulative voting is permitted. Cumulative voting means that each shareholder is entitled to as many votes as are equal to the number of shares which the shareholder owns multiplied by the number of directors to be elected in the same election and that the shareholder may cast all of such votes for a single nominee for director or may distribute them among two or more nominees, as the shareholder may see fit. There are nine (9) directors to be elected at the Annual Meeting to be held May 24, 1995. Discretionary authority to cumulate votes is solicited by the Board of Directors with respect to the election of directors in those cases in which no direction is made on the proxy card. Therefore, in such elections, unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted in favor of the nominees listed thereon (unless otherwise indicated) and in favor of Proposal 2 and Proposal 3.


                              FINANCIAL STATEMENTS

         The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 1994, are included in the Company's 1994 Annual Report to Shareholders, which was mailed concurrently with this proxy statement to all shareholders of record. The Annual Report does not constitute proxy soliciting material.


                             SHAREHOLDER PROPOSALS

         Proposals which shareholders wish to present for consideration at the Annual Meeting to be held in 1996 must be received at the Company's General Offices no later than December 31, 1995 in order to be included in the Company's proxy statement relating to such meeting.

                               EXECUTIVE OFFICERS

     The executive officers of the Company in addition to Messrs. J.E. Reed and S.B. Reed, whose biographies appear in the section entitled "ELECTION OF DIRECTORS" below, are the following:

James A. Burk                 Age 49                 Vice President since 1986

     Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Burk had been a Vice President of Reed since 1975. Mr. Burk had been employed in a number of manufacturing management positions by Reed since 1965. Mr. Burk is the son of
E. Herbert Burk, Director of the Company.

R. Bruce Dewey                Age 43                 Senior Vice  President  and
                                                     General Counsel since 1994
                                                     and Secretary since 1992.

     Mr. Dewey was Vice President-Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington most recently with Cairncross, Ragen & Hempelmann from 1987 to 1990. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Dewey had been Assistant to the President of Reed from 1979 to 1983 and had been affiliated with the Cooper-Weymouth, Peterson division of Reed from 1975 to 1979.


William S. Rafferty           Age 43             Senior Vice President of Sales
                                                 and Marketing since 1991.

     Mr. Rafferty was Vice President of Marketing prior to 1991. Prior to joining Mestek in 1990, Mr. Rafferty was Senior Vice President of Sales and Marketing of Taco, Inc., from 1984 to 1990, and held a number of sales and marketing management positions with The Trane Company from 1974 to 1984.


Stephen M. Shea               Age 38        Senior    Vice    President-Finance
                                            since 1994 and Chief Financial
                                            Officer since 1990.

     Mr. Shea was Vice President-Finance prior to 1994. Mr. Shea was Controller of the Company from 1987 until 1990 and was Manager of Corporate Planning from 1986 to 1987, holding the same position at Reed National Corp. from 1985 to 1986. Prior to joining Reed in 1985, Mr. Shea was a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta from 1979 to 1985.

                             EXECUTIVE COMPENSATION

         Consistent with the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, there is shown below, information concerning the annual compensation (salary, bonus and other) for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1994, 1993 and 1992, of those persons who were at December 31, 1994 (a) the Chief Executive Officer of the Company and (b) the other four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1994. No executive officers left the employ of the Company during 1994.

                           SUMMARY COMPENSATION TABLE

         Under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, all suggested columns and headings relating to forms of compensation not offered by the Company have been omitted for presentation in the Summary Compensation Table below.

NAME AND PRINCIPAL                ANNUAL
POSITION                       COMPENSATION

                                                    Other An-      All
                                                    nual Compen-  Other
                 Fiscal Yr.  Salary($)  Bonus($)(1) sation(2)     Comp.(3)



John E. Reed         1994    262,250    350,000        -         7,182
Chairman of the      1993    250,388    215,500        -        12,422
Board, President     1992    259,014    203,000        -        12,066
and Chief Executive
Officer (4)

Stewart B. Reed     1994     184,990    150,000        -         9,491
Executive Vice      1993     176,930     64,650        -        11,032
President (5)       1992     176,385     60,900        -        12,939

William S.         1994      110,500    107,775        -         9,491
Rafferty, Senior   1993      103,400     77,055        -        10,392
Vice President-    1992      103,755     58,920        -         9,913
Marketing

James A. Burk      1994       92,130    121,680        -         9,197
Vice President     1993       86,705     88,485        -         9,234
                   1992       83,613     68,880        -         9,026

Stephen M. Shea    1994       95,050     50,325        -         6,547
Senior Vice        1993       89,460     33,550        -         6,193
President-Finance  1992       88,098     32,300        -         7,135

                      NOTES TO SUMMARY COMPENSATION TABLE

(1) Certain executive officers whose corporate responsibilities are applicable to all segments of the Company's business historically have been paid, and in some cases are contractually entitled to be paid, bonuses based on the company-wide profits during each fiscal year (the "Executive Officer Bonus Policy"). Except for certain officers whose bonuses are specified by contract, the eligible executive officers and the exact formula for determining the bonus of each such executive officer is specified by the Board of Directors of the Company based upon the recommendations of its Compensation Committee each December for the following fiscal year. In general, the bonus for an eligible executive officer for fiscal year 1994 is equal to the sum of percentages (which may be different for each participant) of the Company's operating profits in excess of a specified return on tangible net worth plus borrowed capital as of January 1 of the fiscal year, after deduction for all other bonuses and with goodwill eliminated from net worth for this purpose, on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. Except for certain officers whose participation is contractually specified, the Board of Directors of the Company historically has determined the officers eligible to participate under the Executive Officer Bonus Policy, the target for the specified return on tangible net worth and the percentages applicable to each participant each year which percentages are based on the level of responsibility, seniority and performance of the officers. Messrs. J.E. Reed, S.B. Reed, S.M. Shea and R.B. Dewey were the only participants in the Executive Officer Bonus Policy for 1994 and Messrs. J.E. Reed, S.B. Reed, S.M. Shea and R.B. Dewey are the only executive officers of Mestek eligible to participate for 1995. Messrs. J.E. Reed and S.B. Reed are contractually entitled to participate i
n the Executive Officer Bonus Policy. Messrs. J.E. Reed and S.B. Reed were entitled to receive, for 1994, respectively, ten percent (10%) and three percent (3%) under the first tier bonus and five percent (5%) and two percent (2%) under the second tier bonus. All officers of Mestek, other than those participating under the Executive Officer Bonus Policy in a given year, and certain other key employees involved in the Company's operations, historically have been paid annual bonuses based on the profitability of the individual business units (termed "profit centers" by the Company) to which such persons are assigned and for which they have specific responsibility (the "Key Employee Bonus Policy"). Except for certain officers whose bonuses are specified by contract or determined by the Compensation Committee of the Board of Directors, such bonuses have generally been determined by the Chief Executive Officer before the beginning of each fiscal year, in an amount equal to a percentage (which may be different for each participant) of the amount by which the operating profits of such employee's profit centers for such fiscal year exceed a specified return on the average tangible net assets employed by such profit centers. The level of responsibility and seniority of participants are taken into account in determining the persons eligible to participate and the applicable percentages of each participant each year. Of the executive officers of Mestek, only Messrs. Rafferty and J.A. Burk were awarded bonuses under the Key Employee Bonus Policy for 1994 and they are the only executive officers anticipated to be awarded bonuses under the Key Employee Bonus Policy for 1995. Except to the extent embodied in employment contracts with certain officers and employees, the Executive Officer Bonus Policy and the Key Employee Bonus Policy represent only historical practices and are not embodied in any written plan. Except to the extent required by particular employment contracts, the Company may cease paying bonuses under either policy, or alter the amounts payable, at any time, based upon the recommendation of the Compensation Committee and actions of the Board of Directors.

(2) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 1992, 1993 and 1994, which would include the incremental costs to the Company of perquisites and personal benefits paid to any executive officer, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for all such individuals in the Summary Compensation Table. Such perquisites would include, among others, the cost of life insurance premiums in excess of $50,000 to which individuals other than the Company are beneficiaries, the compensation attributable to the personal use of a Company automobile, and compensation attributable to personal use of club memberships.

(3) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation for 1992, 1993 and 1994 include the costs to the Company of the contributions by the Company to each executive officer under the Company's 401(k) Plan whereby the Company matches each $1.00 of employee contribution with $.25 up to the first 6% of salary and bonus, and the Company's contributions on behalf of each executive officer to its Deferred Profit Sharing Plan whereby for the fiscal year ended December 31, 1994, the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $60,600 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts of compensation in excess of the OASDI maximum of $60,600 (as limited in accordance with the Employee Retirement Income Security Act).

(4) Mr. J.E. Reed is employed under an agreement with the Company which is automatically extended for one-year periods unless either party gives the other sixty (60) days' notice of termination. The contract specifies a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 1994 was $262,000, an increase of 4.8% over

1993. The contract provides for continuation of salary for six (6) months in the case of death and for twelve (12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provides for Mr. J.E. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

(5) Mr. S.B. Reed is employed under an agreement with the Company which is automatically extended for one-year periods unless either party gives the other sixty (60) days' notice of termination. The contract specifies a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 1994 was $185,000, an increase of 4.6% over 1993. The contract provides for continuation of salary for six (6) months in the case of death and for twelve (12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provides for Mr. S.B. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.


                             DIRECTORS COMPENSATION

         Except for David R. Macdonald, who is discussed below, directors of Mestek who are not employees were paid in 1994 an annual retainer of $2,000, a fee of $1,500 for each Board Meeting attended, and a fee of $500 for each meeting of each Committee of the Board of Directors and each Special Assignment attended, or $1,500 if such Committee meeting or Special Assignment attended is not held in conjunction with a Board Meeting. Certain members of Mestek's Board of Directors are also members of one or more of the subsidiary Boards. Mr.
Macdonald, a director of Mestek and a partner in the law firm of Baker & McKenzie, bills to Mestek at his usual and customary rates a portion of the time he spends at meetings of the Board of Directors.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report of the Compensation Committee of the Board of Directors of the Company shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts. No members of the Compensation Committee are officers or employees of the Company or any of its subsidiaries nor are any of the members of the committee former officers of the Company or any of its subsidiaries. The Compensation Committee furnished the following report on Executive Compensation as required under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission.

                                     REPORT

Under the supervision of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and thus shareholder value, by closely aligning the financial interest of the Company's Chief Executive Officer and senior executive management with the profitability of the Company. In furtherance of this goal, annual base salaries are generally set somewhat below competitive levels so that the Company relies to a large degree on annual bonuses to attract and retain corporate officers and other key employees of outstanding abilities and to motivate them to perform to the full extent of their abilities. Bonuses are variable and closely tied to the overall corporate or individual business unit performance in a manner that encourages a sharp and continuing focus on building profitability and return on tangible net assets employed.

         In general, the Compensation Committee believes that the various compensation programs of the Company should (a) support the long and short-term strategic goals and objectives of the Company, (b) reflect the Company's values, and (c) reward individuals for outstanding contributions to the Company's profitability. The Compensation Committee further believes that compensation programs, especially performance-based bonuses, play a critical role in attracting and retaining well-qualified executives. While compensation opportunities should be based on individual contributions, the actual amounts earned by executives in variable compensation programs will be dictated by how the Company or individual business units perform.

BASE COMPENSATION. As noted above, the Compensation Committee's approach to base compensation is to offer executive salaries somewhat below the competitive levels represented by the salaries of those executives currently employed in similar positions in public companies with sales and market capitalization similar to the Company. The Compensation Committee annually considers and determines the annual base salary of the Chief Executive Officer and, based upon the recommendation of the Chief Executive Officer, the annual base salary of each of the executive officers of the Company. The base salaries of executive officers are set pursuant to a written annual review conducted by the Chief Executive Officer of the work performance, accomplishments, experience and decision-making responsibilities of each executive officer and the individual's contributions to the achievement of the sales, profitability and other goals of the Company or its individual business units set forth in the business plan. Individual work performance in achieving business plan goals is the majority factor in considering increases in compensation. Responsibility and experience are the majority factors in setting an initial salary for an individual in a particular executive position. The salary of the Chief Executive Officer in 1994 was set by reference to the profitability of the Company as measured by unaudited results of operations, the degree of accomplishment of the business plan of the Company, and other individual contributions. The majority factor is the degree of accomplishment of the sales, profitability and other goals set forth in the business plan of the Company. In addition, the Compensation Committee also takes into account the accomplishments of the Chief Executive Officer that may not have contributed to the profitability of the Company in the current year, but may contribute to the Company's long-term strategic goals. The salary of the Chief Executive Officer for 1994 increased approximately 4.8% over 1993. Base salaries for executive officers for 1994 rose from 1993 levels approximately five percent (5%).

ANNUAL BONUS PLAN. The Compensation Committee determines the executive officers eligible to participate under the Executive Officer Bonus Policy and, based upon the recommendation of the Chief Executive Officer, the Key Employee Bonus Policy, the specified return on tangible net worth targets under the Executive Officer Bonus Policy and, based upon the recommendation of the Chief Executive Officer, the targets for the specified return on tangible net assets employed under the Key Employee Bonus Policy and the percentages applicable to the participation of the Chief Executive Officer and each of the eligible executive officers of the Company under the applicable bonus policy based on their level of responsibility, experience and performance. The specified return target for the Executive Officer Bonus Policy for 1994 was a sixteen percent (16%) return. The specified return targets for the Key Employee Bonus Policy for 1994 vary by business unit, but were generally a twenty percent (20%) return. The participation in the Executive Bonus Policy is equal to the sum of percentages (which may be different for each participant) of the Company's operating profits in excess of a specified return on tangible net worth plus borrowed capital as of January 1 of the fiscal year, after deduction for all other bonuses and with goodwill eliminated from net worth for this purpose, on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. The percentages applicable to Messrs J.E. Reed and S.B. Reed are determined by employment contracts that are reviewed annually for renewal. The Chief Executive Officer was entitled to receive, for 1994, ten percent (10%) under the first tier bonus and five percent (5%) under the second tier bonus. The participation in the Key Employee Bonus Policy is equal to the sum of percentages (which may be different for each participant) of the operating profits of individual business units of the Company in excess of a specified return on tangible net assets employed in the individual business units. Certain executive officers participate in the Executive Officer Bonus Policy and certain executive officers participate in the Key Employee Bonus Policy. Based upon the above considerations, the annual bonus compensation of the Chief Executive Officer and the eligible executive officers of the Company is directly and objectively tied to the Company's performance and profitability.

After considering all of the factors and making recommendations upon the annual base compensation and bonus formulae and percentage participations for the Chief Executive Officer and each of the other executive officers of the Company, the Compensation Committee presents its written report to the full membership of the Board of Directors at the December Board Meeting of the Company each year. The recommendations of the Compensation Committee for each of 1992, 1993 and 1994 were discussed and voted upon, and approved in an Executive Session of the Board of Directors of the Company, Messrs. J.E. Reed and S.B. Reed abstaining.

In  addition,  each  year  the  entire  Board  of  Directors,   based  upon  the
recommendation of the Compensation Committee considers the percentage participation of all employees (including the Chief Executive Officer and the other executive officers of the Company) in the Company's Deferred Profit Sharing Plan. For the fiscal year ended December 31, 1994, the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $60,600 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the OASDI maximum of $60,600 (as limited in accordance with the Employee Retirement Income Security Act).


DAVID W. HUNTER, Chairman
A. WARNE BOYCE, WILLIAM J. COAD, Members


                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         This Shareholder Return Performance Presentation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the common stock of Mestek (referred to by its New York Stock Exchange symbol "MCC" in the line graph and notes thereto) against the cumulative total return of the S&P Composite 500 Stock Index and the S&P Building Materials Index (referred to as the "Peer Group" in the line graph and notes thereto) for the period of five (5) fiscal years commencing December 31, 1989 and ended December 31, 1994. It assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in MCC Common Stock, S&P 500, and Peer Group. Cumulative total return assumes reinvestment of dividends.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
    Mestek, Inc., S&P 500, Peer Group (Performance results through 12/31/94)





                1989        1990        1991        1992        1993       1994
MCC           $100.00     $ 91.18     $116.18     $104.41     $110.29    $114.71
S&P 500       $100.00     $ 96.90     $126.42     $136.05     $149.76    $151.74
PEER GROUP    $100.00     $ 74.77     $107.02     $136.90     $169.63    $125.04




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         WESTFIELD, MASSACHUSETTS. Mestek leases its Westfield, Massachusetts commercial products manufacturing facilities from Sterling Realty Trust under two leases corresponding to the two major buildings on the north side of Notre

Dame Street, one at a net annual rental of $192,000, which expires on December 31, 1999, and the other at a net annual rental of $42,000, which expires on June 30, 1998. Both leases are payable monthly. Mestek leases its South Complex, including its advertising facility, the Reed Institute training facility and the baseboard manufacturing facility pursuant to a lease which expires December 31, 2008 from Sterling Realty Trust at a net annual rental of $256,800, payable monthly. Sterling Realty Trust is a Massachusetts business trust of which John
E. Reed is the sole trustee and of which Mr. Reed and a Reed family trust are the sole beneficiaries. Mestek leases certain equipment used in the Westfield facilities pursuant to a lease from Sterling Realty Trust that expires December 31, 1997, for an annual rental of $24,360. Mestek also leases certain equipment used in the Westfield facilities pursuant to a lease from the Elizabeth C. Reed Trust that expires December 31, 1997, for an annual rental of $3,600 and pursuant to a lease from Machinery Rental Company that expires December 31, 1997 for an annual rental of $24,888. John E. Reed is the sole proprietor of Machinery Rental Company. Mr. Reed is the trustee of the Elizabeth C. Reed Trust and his daughter is sole beneficiary.

         FARMVILLE, NORTH CAROLINA. Mestek leases its Farmville, North Carolina production facility from Rudbeek Realty Corp. ("Rudbeek") for an annual minimum net base rental of $324,000, payable monthly. The lease expires on December 31, 1998. Rudbeek is wholly owned by family trusts for which John E. Reed and E. Herbert Burk, directors of the Company, respectively, serve as trustees and of which Stewart B. Reed (Mr. Reed's son and a director and Executive Vice President of the Company), James A. Burk (Mr. Burk's son and Vice President of the Company) and certain other members of the Burk family are beneficiaries. Mestek leases certain equipment for use at the Farmville facility pursuant to a lease which expires December 31, 1997, from Sterling Realty Trust for an annual rental of $5,700. Mestek also leases certain equipment used at the Farmville facility pursuant to a lease from the Elizabeth C. Reed Trust that expires December 31, 1997, for an annual rental of $3,000 and pursuant to a lease from Machinery Rental Company that expires December 31, 1997, for an annual rental of $132,360.

         CLINTON, MAINE. Mestek leases certain equipment used in its Clinton, Maine facility pursuant to a lease from Machinery Rental Company that expires December 31, 1997, for an annual rental of $24,000.

         WRENS, GEORGIA. Mestek leases certain equipment used in its Wrens, Georgia facility pursuant to a lease which expires December 31, 1997, from Sterling Realty Trust, for an annual rental of $12,600. Mestek also leases certain equipment used in the Wrens facility pursuant to a lease from the Elizabeth C. Reed Trust that expires December 31, 1997, for an annual rental of $7,500 and pursuant to a lease from Machinery Rental Company that expires December 31, 1997, for an annual rental of $18,732.

         SOUTH WINDSOR, CONNECTICUT. Mestek leases its South Windsor, Connecticut facility from MacKeeber Associates Limited Partnership ("MacKeeber"), a Connecticut limited partnership, for a net annual base rental of $616,041, payable monthly. Such lease expires on December 31, 2004, and the annual base rental increases over time to $677,652, payable monthly, by the year of expiration. The annual rental will increase to $677,652 in the year 2000. MacKeeber is owned by John E. Reed, Stewart B. Reed, E. Herbert Burk and David
R. Macdonald, all directors of the Company, as limited partners and John E. Reed as the sole general partner. In 1984, the Connecticut Development Authority issued an Industrial Development Bond in the principal amount of $3,500,000, bearing interest at 72% of the prime rate, with final maturity in 2004. Of the proceeds of issuance of such Bond, $2,650,000 were lent by the Authority to MacKeeber (the proceeds of which loan were used to acquire the South Windsor facility) and $850,000 were lent by the Authority to a former subsidiary of the Company (the proceeds of which loan were used to acquire certain machinery and equipment for use at the South Windsor facility). The Company and MacKeeber have agreed to an unconditional guaranty of the payment of each other's note under the loan agreement. The obligations of the Company under its note have been paid in full. Mestek leases certain equipment for use at the South Windsor facility pursuant to a lease from Machinery Rental Company that expires December 31, 1997, for an annual rental of $24,000.

         LOS ANGELES, CALIFORNIA. Pacific/Air Balance, Inc., a wholly-owned subsidiary of the Company, rents a facility at 13516 Desmond Street, Los Angeles, California, from Production Realty, Inc., for an amount equivalent to an annual rental of $26,400, payable monthly. The Company occupies the facility as a tenant-at-will. Pacific/Air Balance, Inc. also rents on a month-to-month basis certain equipment used at this facility from Production Realty, Inc. for an amount equivalent to an annual rental of $41,400, payable monthly. Stewart B. Reed, a director of the Company, is the sole shareholder of Production Realty, Inc.

         OTHER CONSIDERATIONS AND RELATIONSHIPS. Mestek retained the law firm of Baker & McKenzie during 1994 and proposes to retain that firm during 1995. David R. Macdonald is a partner in the Washington, D.C. office of Baker & McKenzie.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules. The information set forth in this proxy statement concerning beneficial ownership of shares of the common stock of the Company has been received from or on behalf of the persons named. The only persons known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of April 12, 1995 are John E. Reed and Stewart B. Reed, both of whom are directors of the Company. The address of each of Messrs. J.E. Reed and S.B. Reed is 260 North Elm Street, Westfield, Massachusetts 01085. The amount and nature of their beneficial ownership is included in the table below.

         The directors of the Company and the executive officers and directors as a group beneficially owned shares of the Company's outstanding stock as follows on April 12, 1995:

                          Amount and nature of       Percent
Name and beneficial       beneficial ownership         of Class

Directors:

A. Warne Boyce                    1,500            (less than 1%)
E. Herbert Burk                 447,102 (1)                4.96%
William J. Coad                   2,200            (less than 1%)
Peter Glynn-Jones                   375            (less than 1%)
Winston R. Hindle, Jr.              300            (less than 1%)
David W. Hunter                  13,330 (2)        (less than 1%)
David R. Macdonald                3,000            (less than 1%)
John E. Reed                  3,298,393 (3)               36.56%
Stewart B. Reed               2,177,437 (4)               24.14%

Executive Officers:

James A. Burk                    32,294 (5)        (less than 1%)
R. Bruce Dewey                      307            (less than 1%)
William S. Rafferty               1,000            (less than 1%)
Stephen M. Shea                       0            (less than 1%)
All executive officers and
 directors as a group
 (13 persons)                 5,977,238                   66.26%

(1) Excludes 137,500 shares of common stock held by a spousal trust, to which he disclaims ownership. Also excludes 4,128 shares of common stock held by his wife, to which he disclaims ownership.

(2) Excludes 9,500 shares of common stock held by his spouse to which he disclaims ownership.

(3) Excludes 13,307 shares of common stock held by his wife, to which he disclaims ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as sole trustee for various family trusts, but for which he disclaims beneficial ownership. 1,325,833 of such common shares are, however, included in the shares listed as beneficially owned by Stewart
         B. Reed per note (4) below. Includes 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts business trust of which John E. Reed is the sole trustee and of which he and a family trust are the beneficiaries.

(4) Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the sole trustee.

(5)      Excludes 100 shares held by his daughter.

                         COMPLIANCE WITH SECTION 16(a)
                         OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1994, all applicable Section 16(a) filing requirements were satisfied, except that one report on Form 4 due October, 1994, reflecting one transaction was filed late by Mr. Glynn-Jones.

                            MATTERS TO BE ACTED UPON

1.       Election of Directors

         In accordance with the By-Laws of the Company, the Board of Directors consists of not less than seven (7) nor more than fourteen (14) members, as set from time to time by the Board of Directors, elected by the shareholders annually. The Board of Directors has set the number of members at nine (9). The Board of Directors recommends the election of the nine (9) nominees identified below. Eight (8) of the current directors elected at the last Annual Meeting and one (1) current director appointed to fill a vacancy will stand for election at the Annual Meeting on May 24, 1995. The proxies named in the accompanying proxy card intend, subject to the discretionary authority to cumulate votes described above, to vote for the nine (9) persons named below, unless otherwise directed by the shareholder on the proxy card. The Board of Directors knows of no reason why any nominee will be unavailable or unable to serve. If any nominee is unable to serve or for good cause will not serve, the persons named as proxies will vote for such other persons as they shall deem to be in the best interest of the Company.

Nominees to be Elected

A. Warne Boyce             Age 65                Director of Mestek from
                                                 1983 to 1986 and since 1990

     Mr. Boyce has been Chairman and Chief Executive Officer of Microbac Laboratories, Inc., Pittsburgh, Pennsylvania, since 1989 and President since 1969. He holds the same positions with three affiliated companies: BTC Analysts, Inc., also of Pittsburgh, Orbeco Analytical Systems, Inc., Long Island, New York and CPA Microbac, Ltd., U.K. Mr. Boyce was a Director of Chester Environmental, Inc., a former subsidiary of the Company, from 1985 until 1990.

E. Herbert Burk            Age 76                Director of Mestek since 1986

     Mr. Burk retired on July 31, 1987 as Senior Vice President of the Company, an office he had held since 1986. Prior to the merger of Mestek, Inc. and Reed National Corp. on July 31, 1986, Mr. Burk had been a Director and Vice President of Reed since 1969 and a Senior Vice President of Reed since 1975. He had been employed by Reed since 1948. Mr. Burk is the father of James A. Burk, who is a Vice President of the Company.

William J. Coad            Age 63                Director of Mestek since 1986

     Mr. Coad has been President and Director of The McClure Corporation, St. Louis, Missouri, mechanical and electrical engineering consultants, since 1984, and from 1968 until 1984 he served as its Vice President and Director. He was Professor of Mechanical Engineering at Washington University in St. Louis, Missouri until his retirement from that position in January 1987 and is now an Affiliate Professor at that institution. Mr. Coad is also a Director of Mechanical Engineering Data Service, Inc., St. Louis, Missouri, and Exergen Corporation, Natick, Massachusetts. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Coad had been a Director of Reed since 1985.

Peter Glynn-Jones          Age 48                Director of Mestek since 1993

     Mr. Glynn-Jones is currently Managing Director with worldwide responsibility for Strategic Management and Planning of SmithKline Beecham Consumer Brands in London, England. Between January, 1987 and September 1988 he was President of Beecham Products, USA, based in Pittsburgh. He is also a member of the Board and Executive Committee of the Non-Prescription Drug Manufacturers of America and Chairman of the World Federation of Proprietary Medicines Manufacturers.

Winston R. Hindle, Jr.     Age 64                Director of Mestek Since 1994

     Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of the Company's Executive Committee. Mr. Hindle is also a director of Keane, Inc., Boston, Massachusetts.

David W. Hunter            Age 66                Director of Mestek since 1985

     Mr. Hunter has been Chairman of Hunter Associates, Inc., an investment banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990. Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., Justifacts, Quanterra, Inc. and U.S. Tool & Die Corporation. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987.

David R. Macdonald         Age 65                Director of Mestek since 1986

     Mr. Macdonald is a partner in the Washington, D.C. office of the law firm of Baker & McKenzie. Mr. Macdonald is a member of Mestek's Executive Committee. Between 1981 and 1983, Mr. Macdonald served as Deputy United States Trade Representative, with the rank of Ambassador. Between 1977 and 1981, Mr. Macdonald was engaged in private law practice with the firm of Baker & McKenzie in Chicago, Illinois. Before 1977, Mr. Macdonald served as Under Secretary of the Navy and as Assistant Secretary of the Treasury for Enforcement, Operations and Tariff Affairs. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Macdonald had been a Director of Reed since 1983. Mr. Macdonald is also a director of Chicago City Bank and Trust Company, Chicago City Bancorporation, Inc. and Vycor Corporation.

John E. Reed               Age 79                Director of Mestek since 1986

     Mr. J.E. Reed has been Chairman of the Board, President and Chief Executive Officer of the Company since 1989, and is a member of the Executive Committee. From 1986 until 1989 he was President and Chief Executive Officer and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a Director of Wainwright Bank & Trust Co., Boston, Massachusetts. Mr. Reed is the father of Stewart B. Reed, Executive Vice President of the Company.

Stewart B. Reed            Age 47                Director of Mestek since 1986

     Mr. S.B. Reed is Executive Vice President of the Company and is a member of the Executive Committee. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is the son of John E. Reed, Chairman of the Board, President and Chief Executive Officer of the Company.

                         BOARD MEETINGS AND COMMITTEES

         During the past twelve months the Board of Directors held four meetings. All directors were present at the meetings except Messrs. Coad, Glynn-Jones and Hunter were excused from attendance at one meeting each due to prior commitments.

         The Board of Directors has four (4) standing committees: Audit, Compensation, Executive and Nominating.

Audit Committee

         The Audit Committee's responsibilities include (a) reviewing and evaluating the work and performance of the Company's independent accountants and making recommendations to the Board of Directors regarding the selection of such independent accountants, (b) conferring with the Company's independent accountants and its financial officers to evaluate the Company's internal accounting methods and procedures and to recommend changes in such methods and procedures, (c) reviewing and making recommendations on all related party transactions and the Company's conflict of interest policy, (d) directing the tasks of the internal auditor of the Company, and (e) reviewing and overseeing the organization and operation of the financial operations of the Company. The Audit Committee held three (3) meetings during the past twelve months. The current members of the Audit Committee are Messrs. Burk (Chairman), Hunter and Glynn-Jones.

Compensation Committee

         The Compensation Committee is responsible for reviewing the salary of the Chief Executive Officer and the executive officers of the Company and recommending to the Board of Directors the amount of salary to be paid, the bonus formulae and other compensation for the Chief Executive Officer and the executive officers of the Company. Please see the report of the Compensation Committee above. The Compensation Committee held two meetings in the last twelve months and generally meets annually in December to consider and recommend compensation matters to the Board of Directors. The current members of the Compensation Committee are Messrs. Hunter (Chairman), Coad and Boyce.

Executive Committee

         To the extent permitted by the laws of the Commonwealth of Pennsylvania, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, as necessary to discharge its duties. The current members of the Executive Committee are Messrs. J.E. Reed (Chairman), S.B. Reed and Macdonald.

Nominating Committee

         The Nominating Committee's responsibilities include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, and
(c) proposing nominees to fill vacancies on the Board of Directors as they occur. The Nominating Committee held one meeting during the last twelve months. The current members of the Nominating Committee are Messrs. Boyce (Chairman), Coad and Glynn-Jones.

         In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Nominating Committee will consider prospective candidates whose names have been submitted by shareholders. Such submissions should be in writing and directed to the Secretary of the Company at 260 North Elm Street, Westfield, Massachusetts 01085.

2. Proposal to Amend the Articles of Incorporation of the Company to Authorize Preferred Stock

         The Company's Board of Directors has approved and proposes to the shareholders an amendment to the Company's Articles of Incorporation which would authorize the Company to issue up to 10,000,000 shares with no ascribed par value preferred stock (the "Preferred Stock").

         If the proposed amendment is approved, the Board of Directors would be empowered, without the necessity of further action or authorization by the shareholders of the Company (unless such action or authorization is required in a specific case by applicable laws or regulations or stock exchange rules), to authorize the issuance of the Preferred Stock from time to time in one or more series or classes, and to fix by resolution or resolutions, the designations, preferences, limitations and special or relative rights of each such series or class. Each series or class of the Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, with respect to dividends, redemption, liquidation and voting rights, senior to the Company's Common Stock.

         By resolutions of the Company's Board of Directors, the Company has redeemed all previously outstanding shares of the Company's $100 par value redeemable preferred stock (the "$6.00 Preferred Stock"), and it has redeemed all previously outstanding shares of the Company's $100 par value non-voting convertible preferred stock (the "$5.00 Non-Voting Preferred Stock") that were not converted into shares of the Company's Common Stock. Thus there are no shares of $6.00 Preferred Stock or $5.00 Non-Voting Preferred Stock currently issued and outstanding. One result of such resolutions and this proposed amendment is to eliminate all references to the $6.00 Preferred Stock and $5.00 Non-Voting Preferred Stock from the Company's Articles of Incorporation.

         If the Amendment is authorized, the current text of Article 5 of the Company's Articles of Incorporation shall be deleted in its entirety and be amended to read in full as follows:

         "The authorized Capital Stock of the Corporation is 20,000,000 shares of common stock without par value (the "Common Stock") and 10,000,000 shares of preferred stock without par value (the "Preferred Stock").

         A description of each class of Capital Stock which the Corporation shall have the authority to issue and a statement of the designations, powers, preferences, qualifications, limitations, restrictions and special or relative rights in respect of each class or series of any class are as follows:

         I.       THE PREFERRED STOCK

         The shares of Preferred Stock may be issued from time to time in one or more series or classes. The Board of Directors of the Corporation is hereby authorized to fix the designations and powers, preferences and relative, participating, optional, special or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, dividend rights and preferences over dividends on Common Stock or any series or classes of Preferred Stock, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption, if any, (including sinking fund provisions, if any) redemption price and liquidation preferences of any wholly unissued series or class of Preferred Stock and the number of shares constituting any such series or class and the designation thereof, or any of them; and to increase or decrease the number of shares of any series or class subsequent to the issue of shares of that series or class, but not below the number of shares of such series or class then outstanding.

         II.      THE COMMON STOCK

         Except for and subject to those rights expressly granted to the holders of any series or class of the Preferred Stock pursuant to Section I of this Article 5th and except as may be provided by applicable law, the holders of Common Stock shall have exclusively all other rights of shareholders."

         The proposed amendment to the Articles of Incorporation of the Company would not change the number of shares of Common Stock currently authorized, namely 20,000,000 shares.

         The Board of Directors recommends the authorization of the Preferred Stock to increase the Company's financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Preferred Stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purposes might include, without limitation, issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties, and issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations. The Company does not have, at present, any agreements, understandings or arrangements which would result in the issuance of any shares of the Preferred Stock.

         It is not possible to state the precise effect of the authorization of the Preferred Stock upon the rights of the holders of the Company's Common Stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series or classes of the Preferred Stock. Each series or class of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, with respect to dividends, redemption, liquidation and voting rights, senior to the Company's Common Stock. Such effect might include, among other things, the following: (a) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of any series or classes of the Preferred Stock, and restrictions on dividends on Common Stock if dividends on such Preferred Stock are in arrears; (b) dilution of the voting power of the Common Stock to the extent that any series or classes of the Preferred Stock authorized by the Board of Director has voting rights; (c) the holders of the Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of any issued shares of any series or classes of the Preferred Stock; and (d) reduction of the Company's cash assets to the extent that cash is expended in satisfaction of any redemption rights granted to any series or classes of the Preferred Stock.

         The proposed amendment to the Articles of Incorporation also may be viewed as having the effect of discouraging an unsolicitated attempt by another person or entity to acquire control of the Company and may therefore have an anti-takeover effect by making it more difficult, in certain instances, to effect transactions such as mergers, tender offers, or proxy contests with respect to the Company especially if additional shares of a series or class of Preferred Stock were issued in response to a potential takeover. Issuances of authorized preferred shares can be implemented and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of a company more difficult or more costly. Such an issuance could deter, discourage or limit the shareholder's participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions. Shareholders of the Company should note that the current members of the Board of Directors control a majority of the shares of the Company (see Page 14 of this Proxy Statement).

         In addition to authorizing 10,000,000 new shares of the Preferred Stock, the amendment would eliminate all reference in the Company's Articles of Incorporation to the $6.00 Preferred Stock and the $5.00 Non-Voting Preferred
Stock. Neither the $6.00 Preferred Stock nor the $5.00 Non-Voting Preferred Stock currently have any shares outstanding. Furthermore, the rights of these two classes include certain rights which may only be exercised by the holders thereof prior to certain dates which have already passed. These obsolete references make it impractical for the $6.00 Preferred Stock or the $5.00 Non-Voting Preferred Stock to be utilized by the Company to advance any legitimate corporate purposes. The proposed amendment will also eliminate the provision that prohibits the Company from issuing shares of non-voting capital stock.

         The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is required to authorize the proposed amendment to the Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE THE PREFERRED STOCK.

3.       Approval of Appointment of Independent Public Accountants

         The Board of Directors of the Company has voted to appoint the accounting firm of GrantThornton as independent public accountants to audit the financial statements of the Company for the year ending December 31, 1995, and recommends that the shareholders of the Company approve such appointment at the Annual Meeting of the Company. Although approval by the shareholders of the appointment of independent public accountants is not required, the Company has followed the practice of submitting such appointment for approval by the shareholders. The persons named in the accompanying proxy intend, subject to the discretionary authority above, to vote FOR the Approval of the Appointment of GrantThornton. If such approval is not obtained, the Board of Directors of the Company will reconsider its appointment of GrantThornton. A representative of GrantThornton has been invited and is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

4.       Other Matters

         No business other than that set forth in the attached Notice of Annual Meeting is expected to be acted upon, but should any other matters requiring a vote of shareholders be properly brought before the Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                                 VOTE REQUIRED

         The Company's By-Laws provide that the presence of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, shall constitute a quorum for the Annual Meeting and that the vote of the shareholders who hold a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Company's Restated Certificate of Incorporation or By-Laws.

         The nominees for election as directors of the Company at the Annual Meeting who receive the greatest number of votes cast will be elected as directors for the nine (9) positions on the Board of Directors of the Company to be filled. The amendment of the Articles of Incorporation of the Company to approve the authorization of the Preferred Stock and the appointment of the independent accountants each will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

         Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the amendment of the Articles of Incorporation and the ratification of the appointment of the independent accountants.


April 20, 1995                                                MESTEK, INC.